UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Zogenix, Inc. (the “Company”) approved a company-wide retention program and, pursuant to such program, awarded restricted stock units (“RSUs”) to the Company’s named executive officers listed below (“NEOs”). Each of the RSU awards was made under the Company’s 2010 Equity Incentive Award Plan.

Name	Title	RSUs

Roger L. Hawley	Chief Executive Officer	60,000

Stephen J. Farr, Ph.D.	President	50,000

Ann D. Rhoads	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	46,000

R. Scott Shively	Executive Vice President and Chief Commercial Officer	46,000

Each RSU represents a contingent right to receive one share of the Company’s common stock. The RSUs vest on June 1, 2014, subject to the recipient’s continued service with the Company through such date. Vested shares will be delivered to the recipient following the vesting date. The RSUs shall vest immediately upon a change in control of the Company.

The foregoing provides only a brief description of the terms and conditions of the RSU awards, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of the RSU award agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the period ending June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: June 24, 2013	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary